GLOBAL PAYMENTS INC.
FOURTH AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

GLOBAL PAYMENTS INC.
FOURTH AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

ARTICLE 1
PURPOSE

1.1.    BACKGROUND This plan is adopted to aggregate and formalize the Company’s compensation policies for non-employee directors of the Company, including all cash and equity-based compensation. This Fourth Amended and Restated Non-Employee Director Compensation Plan (the “Plan”) amends and restates the Third Amended and Restated 2014 Non-Employee Director Compensation Plan that became effective on July 27, 2016. The Plan operates as a subplan of the 2011 Incentive Plan pursuant to Section 4.3 of the 2011 Incentive Plan.
1.2.    Purpose The purpose of the Plan is to attract, retain and compensate highly-qualified individuals who are not employees of the Company or any of its Subsidiaries or Affiliates for service as members of the Board by providing them with competitive compensation and an equity interest in the Company. The Company intends that the Plan will benefit the Company and its shareholders by allowing Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Company’s Stock and will closely associate the interests of Non-Employee Directors with that of the Company’s shareholders.
1.3.    ELIGIBILITY Non-Employee Directors of the Company who are Eligible Participants, as defined below, shall automatically be participants in the Plan.

ARTICLE 2
DEFINITIONS

2.1.    DEFINITIONS Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the 2011 Incentive Plan. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)
“Annual Stock Retainer” means with respect to each Non-Employee Director for each Plan Year, the dollar value to be delivered in the form of annual Stock awards under the Plan, as established from time to time by the Committee and set forth in Schedule I hereto.

(b)
“Basic Cash Retainer” means the annual cash retainer (excluding any Supplemental Cash Retainer and expenses) payable by the Company to a Non-Employee Director pursuant to Section 5.1 hereof for service as a director of the Company; as established from time to time by the Committee and set forth in Schedule I hereto.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Chairperson” means the Chairperson of the Board.

(e)	“Committee” means the Governance and Nominating Committee of the Board.

(f)	“Company” means Global Payments Inc., a Georgia corporation, or any successor corporation.

(g)	“Effective Date” of the Plan means September 28, 2016, immediately following the conclusion of the Company’s annual shareholder meeting.

(h)
“Eligible Participant” means any person who is a Non-Employee Director on the Effective Date or becomes a Non-Employee Director while this Plan is in effect; except that any director who is a former employee shall not be an Eligible Participant for a period of one year following the date of termination of employment.

(i)
“Equity Award” means stock options, stock awards, restricted stock, restricted stock units, stock appreciation rights, or other awards based on or derived from the Stock which are authorized under the 2011 Incentive Plan for award to Non-Employee Directors.

(j)	“Grant Date” of an Equity Award has the meaning given such term in Sections 6.1 hereof.

(k)
“2011 Incentive Plan” means the Global Payments Inc. 2011 Incentive Plan, as may be amended from time to time, and any subsequent equity compensation plan approved by the shareholders and designated by the Board as the Incentive Plan for purposes of this Plan.

(l)	“Non-Employee Chairperson” means the Non-Employee Director, if any, who has been designated by the Board as the Chairperson under the Board’s Corporate Governance Guidelines.

(m)
“Lead Director” means the Non-Employee Director, if any, who has been designated by the Board as the Lead Director under the Board’s Corporate Governance Guidelines. The Lead Director shall have such duties as shall be assigned to him or her by the Board in such Corporate Governance Guidelines.

(n)
“Non-Employee Director” means a director of the Company who is not an employee of the Company or any of its Subsidiaries or Affiliates and who had not been appointed or elected to the Board solely by reason of his or her affiliation with a shareholder of the Company.

(o)	“Plan” means this Fourth Amended and Restated 2014 Non-Employee Director Compensation Plan, as amended from time to time.

(p)
“Plan Year(s)” means the approximate twelve-month periods between annual meetings of the shareholders of the Company, which, for purposes of the Plan, are the periods for which annual retainers are earned.

(q)
“Supplemental Cash Retainer” means the supplemental annual cash retainer (excluding Basic Cash Retainer and expenses) payable by the Company to a Non-Employee Director pursuant to Section 5.2 hereof for service as Lead Director, Non-Employee Chairperson or chair of a committee of the Board; as established from time to time by the Committee and set forth in Schedule I hereto.

(r)	“Stock” means the common stock, no par value per share, of the Company.

ARTICLE 3
ADMINISTRATION

3.1.    ADMINISTRATION The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its shareholders and persons granted awards under the Plan. The Committee may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Committee.
3.2.    RELIANCE In administering the Plan, the Committee may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Committee in connection with the Plan. This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Company’s articles of incorporation or otherwise.

ARTICLE 4
SHARES

4.1.    SOURCE OF SHARES FOR THE PLAN Equity Awards that may be issued pursuant to the Plan shall be issued under the 2011 Incentive Plan, subject to all of the terms and conditions of the 2011 Incentive Plan. The terms contained in the 2011 Incentive Plan are incorporated into and made a part of this Plan with respect to Equity Awards granted pursuant hereto, and any such awards shall be governed by and construed in accordance with the 2011 Incentive Plan. In the event of any actual or alleged conflict between the provisions of the 2011 Incentive Plan and the provisions of this Plan, the provisions of the 2011 Incentive Plan shall be controlling and determinative. This Plan does not constitute a separate source of shares for the grant of the Equity Awards described herein.

ARTICLE 5
CASH COMPENSATION

5.1.    BASIC CASH RETAINER Each Eligible Participant shall be paid a Basic Cash Retainer for service as a director during each Plan Year, payable in advance, on the first business day following each annual meeting of shareholders. The amount of the Basic Cash Retainer shall be established from time to time by the Committee. The amount of the Basic Cash Retainer is set forth in Schedule I, as amended from time to time by the Committee. Each person who first becomes an Eligible Participant on a date other than an annual meeting date shall be paid a pro rata amount of the Basic Cash Retainer for that Plan Year to reflect the actual number of days served in the Plan Year.
5.2.    SUPPLEMENTAL CASH RETAINER The Lead Director or Non-Employee Chairperson, as applicable, and the chairs of each committee of the Board may be paid a Supplemental Cash Retainer during a Plan Year, payable at the same times as installments of the Basic Cash Retainer are paid. The amount of the Supplemental Cash Retainers shall be established from time to time by the Committee, and shall be set forth in Schedule I, as amended from time to time by the Committee. A prorata Supplemental Cash Retainer will be paid to any Eligible Participant who is elected by the Board to a position eligible for a Supplemental Cash Retainer on a date other than the beginning of a Plan Year, to reflect the actual number of days served in such eligible capacity during the Plan Year.
5.3.    EXPENSE REIMBURSEMENT All Eligible Participants shall be reimbursed for reasonable travel and out-of-pocket expenses in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chairperson, the Chief Executive Officer or the Lead Director requests the director to participate.

ARTICLE 6
EQUITY COMPENSATION

6.1.    STOCK AWARDS. Subject to share availability under the 2011 Incentive Plan, each Eligible Participant shall be granted an award of fully-vested Stock on the day that he or she first becomes an Eligible Participant (“Initial Stock Grant”). In addition, subject to share availability under the 2011 Incentive Plan, each Eligible Participant in service on the day following an annual shareholders meeting will receive an award of fully-vested Stock (“Annual Stock Grant” and collectively with the Initial Stock Grant, the “Stock Grants”). Each such day that such awards are to be granted under the Plan is referred to hereinafter as a “Grant Date.” The Stock Grants shall have the following terms and conditions:
(a)    Number of Initial Stock Grants. The number of shares in the Initial Stock Grant to an Eligible Participant shall be determined by multiplying the Proration Factor (as defined below) by the amount determined by (A) dividing the Annual Stock Retainer as in effect for that Plan Year, by the Fair Market Value of the Stock on the Grant Date, and (B) rounding to the nearest whole number. The Proration Factor is a fraction, the numerator of which is the number of full months of service as a Non-Employee Director between the Grant Date and the next annual shareholders’ meeting date, and the denominator of which is 12.
(b)    Number of Annual Stock Grants. The number of shares in the Annual Stock Grant to an Eligible Participant shall be determined by (A) dividing the Annual Stock Retainer as in effect for that Plan Year, by the Fair Market Value of the Stock on the Grant Date, and (B) rounding to the nearest whole number.
(c)    Other Plan Conditions. To the extent not specified herein, the Stock Grants shall be subject to the terms and conditions of the 2011 Incentive Plan.
6.2.    ADJUSTMENTS. For the avoidance of doubt, the adjustment provisions of the 2011 Incentive Plan (along with all of the other provisions of the 2011 Incentive Plan) shall apply with respect to all Equity Awards granted pursuant to this Plan.
6.3.    AWARD CERTIFICATES All unvested Equity Awards granted pursuant to this Plan shall be evidenced by a written award certificate, which shall include such provisions, not inconsistent with the Plan or the 2011 Incentive Plan, as may be specified by the Committee. The form of applicable award certificates (if any) shall be approved by the Committee.

ARTICLE 7
Amendment, Modification and Termination

7.1.    AMENDMENT, MODIFICATION AND TERMINATION. The Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Committee, require shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a securities exchange on which the Stock is listed or traded, then such amendment shall be subject to shareholder approval; and provided further, that the Committee may condition any other amendment or modification on the approval of shareholders of the Company for any reason. Modification of Equity Awards granted under this Plan shall be subject to the provisions of the 2011 Incentive Plan.

ARTICLE 8
General Provisions

8.1.    DURATION OF THE PLAN. The Plan shall remain in effect until terminated by the Committee or the earlier termination or expiration of the 2011 Incentive Plan, including any successor plans.

8.2.    EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.

The foregoing is hereby acknowledged as being the Global Payments Inc. Fourth Amended and Restated Non-Employee Director Compensation Plan, adopted by the Board on September 28, 2016.

Global Payments Inc.

By: /s/ David L. Green
David L. Green
Executive Vice President, General Counsel and Corporate Secretary

SCHEDULE I

DIRECTOR COMPENSATION SCHEDULE

The following shall remain in effect until modified by the Committee:

Position Held	Annual Basic Cash Retainer	Annual Supplemental Cash Retainer	Annual Stock Retainer (FMV)
Non-Employee Chairperson	$100,000	$95,000	$195,000
Lead Director	$100,000	$65,000	$195,000
Audit Committee Chair	$100,000	$22,500	$155,000
Compensation Committee Chair	$100,000	$20,000	$155,000
Other Committee Chairs	$100,000	$17,500	$155,000
Other Non-Employee Directors	$100,000	n/a	$155,000

In connection with the change in the Company’s fiscal year from May 31 to December 31, solely with respect to the Base Cash Retainer, Supplemental Cash Retainer and Annual Stock Retainer to be paid or granted, as applicable, on the day following the 2016 annual meeting of the shareholders, all amounts shown in the table above shall be prorated based on a seven-month period to reflect the Company’s transition to the new fiscal year.